EXHIBIT 99.1

Immunomedics Announces Third Quarter Fiscal 2014 Results and Clinical Program Developments

MORRIS PLAINS, N.J., May 7, 2014 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today reported financial results for the third quarter ended March 31, 2014. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Third Quarter Fiscal 2014 Results

Total revenues for the third quarter of fiscal year 2014, which ended on March 31, 2014, were $1.2 million as compared to total revenues of $1.7 million for the same quarter last fiscal year. The decrease of $0.5 million in total revenues this quarter was primarily due to a $0.7 million reduction in research and development revenue due to the timing of research activities from research grants, which is partially offset by a $0.2 million increase in LeukoScan sales volume in Europe.

Total costs and expenses for the three-month period ended March 31, 2014 were $10.7 million, as compared to $9.9 million for the same period in 2013, representing an increase of $0.8 million or 8%. This increase was driven primarily by $0.7 million higher general and administrative expenses due primarily to increased legal and professional fees ($0.5 million) and increased employee-related costs ($0.2 million).

Net loss attributable to our stockholders this quarter was $9.5 million, or $0.11 per basic share. This compares to net income attributable to our stockholders of $8.6 million, or $0.11 per basic share for the same quarter in fiscal 2013, representing a decrease of $18.1 million, or 210%. The decrease in net income this quarter resulted mainly from the non-recurring $16.7 million arbitration settlement in the comparable period in the previous year. Also, operating losses increased by $1.3 million in the third quarter of fiscal 2014 when compared to the comparable quarter in fiscal 2013.

Nine Months Fiscal 2014 Results

For the nine-month period ended March 31, 2014, total revenues were $7.9 million as compared to total revenues of $3.6 million for the same period last fiscal year. The $4.3 million increase in total revenues this period was primarily due to $4.6 million in license fee revenue earned upon fulfilling the Company's obligations under the Algeta Service Agreement, as amended.

Total costs and expenses for the nine-month period ended March 31, 2014 were $31.5 million, as compared to $26.7 million for the same period in 2013, representing an increase of $4.8 million, or 18%. This increase was driven primarily by $1.9 million higher research and development expenses mostly from increased manufacturing costs for materials used for the antibody-drug conjugates' clinical trials and the initiation of the clivatuzumab tetraxetan Phase III clinical trial for the treatment of patients with pancreatic cancer. An increase in general and administrative expenses of $1.5 million, primarily due to higher legal costs ($0.7 million) and employee-related costs ($0.4 million), and the costs of licensing fees and other revenue of $1.2 million related to the Algeta service agreement also contributed to the higher total costs and expenses.

Net loss attributable to our stockholders for the first nine months of fiscal year 2014 was $23.6 million or $0.28 per basic share. This compares to net loss attributable to our stockholders of $3.7 million or $0.05 per basic share, for the same period last fiscal year. The increase in net loss of $19.9 million this period resulted primarily from the $16.7 million arbitration settlement and $2.6 million insurance proceeds both received during the previous year.

The Company has no long-term debt and as of March 31, 2014, cash, cash equivalents and marketable securities totaled $20.9 million. In May 2014, the Company sold 9 million shares of its common stock at an offering price of $3.35 per share resulted in gross proceeds to the Company of approximately $30 million. The Company has granted the underwriters a 30-day option to purchase up to an additional 1.35 million shares of common stock. Any proceeds from the exercise of the underwriters' option to purchase additional shares will be incremental to the initial offering proceeds.

"The net proceeds from the sale of our common stock will be used primarily for Phase III trial for 90Y-clivatuzumab tetraxetan and ongoing Phase II expansion trials for IMMU-132 and IMMU-130, and for working capital and general corporate purposes," commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. "As detailed in our recent R&D day presentation, we believe we have a robust and exciting clinical pipeline that is in mid- to late-stage development and we look forward to advancing them in diseases that are underserved," added Mr. Pfreundschuh.

The Company's key clinical developments and future planned activities:

Clivatuzumab tetraxetan

  Outside clinical investigator will present results from the randomized Phase Ib study of fractionated yttrium-90-labeled clivatuzumab tetraxetan in patients with pancreatic cancer having 2 or more prior therapies at the American Association for Cancer Research (AACR) Special Conference on Pancreatic Cancer: Innovations in Research and Treatment on Tuesday, May 20, 2014, and at the 2014 Annual Meeting of the American Society of Clinical Oncology (ASCO) on Sunday, June 1, 2014, in a Poster Highlights Session.

IMMU-132 (anti-TROP-2-SN-38)

  Multiple partial responses, including 2 patients with small-cell lung cancer, 2 with triple-negative breast cancer and 1 with colorectal cancer, from the ongoing Phase I/II study of IMMU-132 in patients with solid cancers were reported at the 2014 Annual Meeting of AACR. More information on the results can be obtained from the Company's press release at http://www.immunomedics.com/pdfs/news/2014/pr04072014a.pdf.

  Results of 13 pancreatic cancer patients with CT-assessments from the Phase I/II trial of IMMU-132 will be presented at the AACR Special Conference on Pancreatic Cancer: Innovations in Research and Treatment on Tuesday, May 20, 2014.

  Additional Phase II data from the IMMU-132 trial will be provided at the 2014 Annual Meeting of ASCO on Monday, June 2, 2014, in a Poster Highlights Session.

IMMU-130 (anti-CEACAM5-SN-38)

  Two partial responders with durable responses were reported at the 2014 AACR Annual Meeting from the 3 Phase I studies using 3 different IMMU-130 dosing schedules in patients with metastatic colorectal cancer. For more information, please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2014/pr04072014b.pdf.

  Results from the more frequent dosing schedules of IMMU-130 once or twice-weekly for 2 weeks followed by one week of rest in a 3-week cycle will be updated at the 2014 ASCO Annual Meeting on Sunday, June 1, 2014.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, May 8, 2014 at 10:00 a.m. Eastern Time to discuss financial results for the third quarter of fiscal year 2014, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 27884533. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through June 7, 2014.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics' advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics has an ongoing collaboration with UCB, S.A. (UCB), who has worldwide rights in non-cancer indications to Immunomedics' Phase III product candidate, epratuzumab. UCB expects Phase III data in systemic lupus erythematosus (SLE) in the first quarter of 2015. Immunomedics is exploring epratuzumab in oncology in collaboration with outside cancer study groups. Immunomedics' most advanced wholly owned candidate is 90Y-clivatuzumab tetraxetan, which is in an ongoing Phase III registration trial in patients with pancreatic cancer. Immunomedics' portfolio of wholly owned product candidates also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxicity effects that typically occur when these chemotherapeutic agents are dosed alone. Immunomedics' most advanced ADCs are IMMU-132 and IMMU-130, which are in Phase I/II trials for a number of solid tumors and metastatic colorectal cancer (mCRC), respectively. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and pre-clinical development. These include bispecific antibodies which have application as T-cell redirecting immunotherapies targeting cancers and infectious diseases as well as next-generation therapies in cancer and autoimmune disease. Immunomedics creates these bispecific antibodies using its patented DOCK-AND-LOCK™ (DNL™) protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 247 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. Immunomedics' strength in intellectual property has resulted in the top-4 ranking in the January 2014 Patent Board scorecard in the Biotechnology industry. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, risks associated with the outcome of pending litigation, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			March 31,	June 30,
			2014	2013
ASSETS
Current Assets:
Cash and cash equivalents			$ 4,989,639	$ 41,326,000
Marketable securities			15,941,541	--
Accounts receivable, net of allowance for doubtful accounts			714,327	622,830
Inventory			823,234	1,030,480
Other receivables			77,368	172,468
Prepaid expenses			1,060,595	432,660
Other current assets			74,011	1,631,172
			23,680,715	45,215,610

Property and equipment, net			1,980,398	2,086,911
Value of life insurance policies			562,010	594,832
Other long-term assets			30,000	30,000

			$ 26,253,123	$ 47,927,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses			$ 4,477,862	$ 3,950,866
Deferred revenues			248,293	2,780,309
Other liabilities			1,475,365	1,400,728
Stockholders' equity			20,051,603	39,795,450

			$ 26,253,123	$ 47,927,353

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Revenues:
License fee and other revenues	$ --	$ 126,667	$ 4,623,333	$ 126,667
Product sales	925,235	751,617	2,434,159	2,218,797
Research & development	229,106	858,182	797,120	1,254,571
Total Revenues	$ 1,154,341	1,736,466	7,854,612	3,600,035
Costs and Expenses	10,676,215	9,929,958	31,542,856	26,715,070
Operating Loss	(9,521,874)	(8,193,492)	(23,688,244)	(23,115,035)
Interest and Other (Expense) Income	(10,715)	16,754,433	31,793	19,358,892
(Loss) Income before Income Tax (Expense) Benefit	(9,532,589)	8,560,941	(23,656,451)	(3,756,143)
Income Tax (Expense) Benefit	(1,372)	19,879	(1,372)	(19,496)
Net (Loss) Income	(9,533,961)	8,580,820	(23,657,823)	(3,775,639)
Less Net (Loss) Income attributable on noncontrolling interest	(28,359)	(27,783)	(78,778)	(77,045)
Net (Loss) Income attributable to Immunomedics, Inc. stockholders	$ (9,505,602)	$ 8,608,603	$(23,579,045)	$ (3,698,594)

Net (Loss) Income per Common Share attributable to Immunomedics, Inc. stockholders:
Basic	$ (0.11)	$ 0.11	$ (0.28)	$ (0.05)
Diluted	$ (0.11)	$ 0.11	$ (0.28)	$ (0.05)

Weighted average number of common shares outstanding:
Basic	83,340,329	78,195,891	83,127,073	76,479,971
Diluted	83,340,329	78,447,065	83,127,073	76,479,971
CONTACT: Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com